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                                                            Exhibit (a)(1)(viii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 17, 2001 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated (in the United States) or TD Securities Inc., (in Canada) the Dealer Managers, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            TD WATERHOUSE GROUP, INC.

                                       AT

                            U.S. $9.00 NET PER SHARE

                                       BY

                          TD WATERHOUSE HOLDINGS, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                            THE TORONTO-DOMINION BANK

     TD Waterhouse Holdings, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of The Toronto-Dominion Bank, a Canadian chartered bank ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares" or the "Company Common Stock") of TD Waterhouse Group, Inc. (the "Company"), at a price of $9.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 17, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer is a third-party tender offer by the Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT, TOGETHER WITH SHARES OWNED BY PARENT AND ITS SUBSIDIARIES, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES (EXCLUDING FOR THIS PURPOSE SHARES ISSUABLE UPON EXCHANGE OF CERTAIN EXCHANGEABLE PREFERENCE SHARES ISSUED BY A COMPANY SUBSIDIARY), ON THE EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

     If the Offer is consummated, Parent currently intends to transfer all of the Shares held by it to the Purchaser. The Purchaser currently intends to cause a merger to be effected between the Purchaser and the Company through a short-form merger (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), without a vote of the stockholders of the Company. Pursuant to the Merger, each issued and outstanding Share (other than Shares held by the Purchaser and Shares held by stockholders who have properly exercised appraisal rights under the DGCL) will be converted into and represent the right to receive the Offer Price. The purpose of the Offer and the Merger is for Parent to increase its ownership of the outstanding Company Common Stock from its current level of approximately 88% to 100%. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE COMPANY'S BOARD OF DIRECTORS.

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker or other nominee should check with such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of TD Securities Inc., as the Dealer Manager in Canada, Morgan Stanley & Co. Incorporated, as the Dealer Manager in the United States (together, the "Dealer Managers"), MacKenzie Partners, Inc., as the Information Agent (the "Information Agent"), Mellon Investor Services LLC, as the Depositary (the "Depositary"), and CIBC Mellon Trust Company, as the Canadian Forwarding Agent (the "Canadian Forwarding Agent"), incurred in connection with the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 14, 2001, unless and until the Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. Pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived and subject to certain other conditions, the Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of Shares not tendered during the initial period of the Offer prior to the Expiration Date. If the Purchaser decides to provide for a Subsequent Offering Period, the Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If there is a Subsequent Offering Period, all Shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date and all Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser also expressly reserves the right
(1) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer if any of the conditions referred to in Section 13 of the Offer to Purchase has not been satisfied or upon the occurrence of any of the events specified in Section 13 of the Offer to Purchase; or (2) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof in the manner set forth in the Offer to Purchase. Subject to applicable law and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 15, 2001. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the section of the Offer to Purchase captioned "The Tender Offer--Section 3. Procedures for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the section of the Offer to Purchase captioned "The Tender Offer--Section 3. Procedures for Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

     The receipt of cash in exchange for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. and Canadian federal income tax purposes and may also be a taxable transaction under applicable state, provincial, local or foreign tax laws. All stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, provincial, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. and Canadian federal income tax consequences of the Offer and the Merger, see the section of the Offer to Purchase captioned "The Tender Offer--Section 5. Certain U.S. and Canadian Federal Income Tax Consequences".

     The information required to be disclosed by Rule 13e-3(e)(1) and Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or, in the United States, Morgan Stanley & Co. Incorporated and, in Canada, TD Securities Inc. at their respective telephone numbers and addresses set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                          CALL TOLL FREE (800) 322-2885

                     THE DEALER MANAGERS FOR THE OFFER ARE:

      IN THE UNITED STATES:                                 IN CANADA:


      [MORGAN STANLEY LOGO]                              TD Securities Inc.

Morgan Stanley & Co. Incorporated                     66 Wellington Street West
         1585 Broadway                                  8th Floor, P.O. Box 1
    New York, New York 10036                         Toronto Dominion Bank Tower
        (212) 761-7029                                 Toronto-Dominion Centre
                                                       Toronto, Ontario M5K 1A2
                                                            (416) 307-8023

October 17, 2001



3 cols x 296 lines--Wall Street Journal

14541   MACKENZIE PARTNERS, INC.
Farrington & Favia Inc. (212) 475-7600
Description: TD Waterhouse Group, Inc.
October01/MacKenzie/14541-D-01
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